Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES, POWERS AND RIGHTS

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK
OF

HERITAGE DISTILLING HOLDING COMPANY, INC.

Heritage Distilling Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Heritage Distilling Holding Company, Inc. (hereinafter called the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 25, 2019, the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 1, 2019, and the Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 25, 2024. The Corporation filed a Certificate of Designations, Preferences, Powers and Rights of the Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware on January 23, 2025.

3. Pursuant to a resolution of the Board of Directors of the Corporation adopted on June 10, 2025 and a resolution of the majority of Series B Preferred Stock holders to increase the number of authorized shares of Series B Convertible Preferred Stock from 750,000 shares to 850,000 shares, Section 1 of the Certificate of Designations, Preferences, Powers and Rights of the Series B Convertible Preferred Stock is hereby amended and restated in its entirety to read as follows:

“1. Designation. 850,000 shares of the authorized, but undesignated preferred stock, $.0001 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as “Series B Convertible Preferred Stock” (“Series B Preferred Stock”). The date on which the Corporation initially issues any share of Series B Preferred Stock shall be deemed to be its “Original Issuance Date” or “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. The Series B Preferred Stock shall have rights, powers, and preferences as set forth herein.”

4. Pursuant to a resolution of the majority of the Series B Preferred Stock holders, Section 3.3 of the Certificate of Designations is hereby amended and restated in its entirety to read as follows:

“3.3 In the event of a Liquidation Event referred to in Section 3.1(a)(ii) or 3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Liquidation Event, then (a) the Corporation shall send a written notice to each holder of Series B Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series B Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, any other expenses reasonably related to such Liquidation Event or any other expenses incident to the dissolution of the Corporation as provided herein, in each case as determined in good faith by the board of directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders on the 150th day after such Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the applicable Series B Liquidation Amount.”

5. This Certificate of Amendment to the Certificate of Designations was adopted by the Corporation’s Board of Directors pursuant to Sections 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designations to be executed in its corporate name by Justin B. Stiefel, its Chief Executive Officer, this 12th day of June, 2025.

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:	/s/ Justin B. Stiefel
Name:	Justin B. Stiefel
Title:	Chief Executive Officer